Exhibit 10.35

FORM OF FIRST AMENDMENT TO MANUFACTURING SERVICES AGREEMENT

THIS FIRST AMENDMENT TO MANUFACTURING SERVICES AGREEMENT (this “Amendment”) is made and entered into as of August     , 2005 (the “Effective Date”), by and between Spansion LLC, a Delaware limited liability company formerly known as FASL LLC (“Spansion”), and Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu”). Spansion and Fujitsu are hereinafter also referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Spansion and Fujitsu have entered into the Manufacturing Services Agreement effective June 30, 2003 (the “Manufacturing Services Agreement”), pursuant to which Fujitsu provides certain assembly and final test services to Spansion; and

WHEREAS, the Parties have agreed to amend certain provisions of the Manufacturing Services Agreement, upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and other terms and conditions contained herein, Spansion and Fujitsu agree as follows:

AGREEMENT

1. AMENDMENT OF MANUFACTURING SERVICES AGREEMENT

The Manufacturing Services Agreement is hereby amended as follows (capitalized terms used in this Section 1 without definition have the meaning assigned to such terms in the Manufacturing Services Agreement):

1.1 Addition of Definitions. The following definitions are hereby inserted in Section 1.2 of the Manufacturing Services Agreement in their appropriate alphabetical order:

“‘Affiliate’ of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists. The Parties acknowledge and agree that Fujitsu is not presently controlled by any other Person. Notwithstanding the foregoing, neither Spansion nor any of its directly or indirectly majority owned subsidiaries shall be deemed to be an Affiliate of Fujitsu.”

“‘Applicable Law’ means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or governmental authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).”

“‘Business’ means all aspects related to the development, manufacture and sale of semiconductor devices (including single chip or multiple chip products), a substantial function of which is code and/or data storage.”

“‘Person’ means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or governmental authority.”

“‘Tax’ or ‘Taxes’ means all taxes, levies, imposts and fees imposed by any governmental authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.”

1.2 Revision to Section 1.2.6. The term “calendar month” in Section 1.2.6 of the Manufacturing Services Agreement is hereby changed to “fiscal month of Spansion,” and the clause “based on local time in Japan” is hereby deleted in its entirety.

1.3 Revision to Section 1.3.3. The term “Entity” in Section 1.3.3 of the Manufacturing Services Agreement is hereby changed to “entity.”

1.4 Revision to Section 2. The term “affiliate” in Section 2 of the Manufacturing Services Agreement is hereby changed to “Affiliate.”

1.5 Amendment to Section 3. Section 3 of the Manufacturing Services Agreement is hereby deleted in its entirety and replaced with the following:

“No later than the end of the second Month of each Fiscal Quarter during the Term, Spansion’s Director of FMO Logistics or his or her designee shall provide Fujitsu with a written or electronic nonbinding report and forecast of products (each, an “R6Q”), which shall specify (a) the type and quantity of Services ordered during the Month prior to the Month in which such R6Q is provided, (b) an estimate of the type and quantity of Services expected to be ordered during both the Month in which such R6Q is provided and the subsequent Month (the Months covered by clauses (a) and (b) shall be considered the first Fiscal Quarter of an R6Q), (c) an estimate of the type and quantity of Services expected to be ordered during each Month of the subsequent five Fiscal Quarters and (d) other relevant information as the Parties may agree. Fujitsu shall not accept any R6Q provided by anyone other than Spansion’s Director of FMO Logistics or his or her designee, and any such other R6Q shall not be considered in establishing the Projected Aggregate Labor and Overhead Costs (as defined in Section 5 below). If Spansion’s Director of FMO Logistics or his or her designee does not provide Fujitsu with any R6Q within ten (10) business days of the applicable deadline, Fujitsu shall use the previous R6Q in establishing the Projected Aggregate Labor and Overhead Costs. For the avoidance of doubt, Spansion shall provide Fujitsu with an R6Q during the Months of February, May, August and November of each year. The Parties acknowledge that Spansion provided an R6Q to Fujitsu in May 2005, which R6Q included actual Services ordered for April 2005, estimated Service orders for each of May and June of 2005, and forecasted Service orders for the subsequent five Fiscal Quarters commencing on July 1, 2005.”

1.6 Revision to Section 4.3.2. The term “Forecasts” in Section 4.3.2 of the Manufacturing Services Agreement is hereby changed to “R6Q” in each instance in which it is used.

1.7 Addition of Sections 4.7 and 4.8. The following new Sections 4.7 and 4.8 are herby added to the Manufacturing Services Agreement:

“4.7 Labor and Overhead Commitment. In the event that the aggregate expended Labor Costs and Overhead Costs (excluding Material Costs and shipping costs (which are covered in Section 4.2)) of Fujitsu for Services actually purchased by Spansion during a Fiscal Quarter is less than ninety-seven percent (97%) of the Projected Aggregate Labor and Overhead Costs for such Fiscal Quarter, then Spansion shall pay to Fujitsu the amount of such deficiency. In such event, Fujitsu will issue to Spansion an invoice within five (5) business days (in Japan) following the end of the relevant Fiscal Quarter for the amount due and payable, together with such reasonable supporting documentation and information as the Parties may agree, and Spansion shall pay Fujitsu the amount set forth in such invoice within forty-five (45) days of Spansion’s receipt of such invoice in accordance with Section 6. For purposes of this Agreement, the term “Labor Costs” shall include, without limitation, the wages and benefits expenses of those Fujitsu personnel performing the Services as determined based on generally accepted accounting principles in Japan; the term “Overhead Costs” shall include, without limitation, depreciation of equipment used to perform the services, facility cost allocations, repairs and maintenance, outsourcing costs, indirect materials, travel, other employee costs, and general administrative expenses specifically designated by Fujitsu to support the Services as determined based on generally accepted accounting principles in Japan; and the term “Material Costs” shall include, without limitation, Fujitsu costs for substrates, lead-frames, gold wire, mold compound, solder ball, epoxy paste and film, as determined based on generally accepted accounting principles in Japan.”

4.8 Purchase of Spansion Specific Tools. Upon expiration or termination of this Agreement, (a) Fujitsu will return to Spansion any tools and equipment owned by Spansion and used by Fujitsu in connection with the performance of Services and (b) Spansion will purchase from Fujitsu, and Fujitsu will sell to Spansion, flash specific tools and equipment (“Equipment”) used by Fujitsu in connection with the performance of Services, which Equipment is identified on Schedule 1.6 to the First Amendment to this Agreement (“Schedule 1.6”). Fujitsu may not purchase any new Flash specific tools or equipment without Spansion’s prior written consent. The Parties shall update Schedule 1.6 from time to time to reflect any such newly purchased Flash specific tools and equipment. The purchase price for the Equipment shall be equal to the then current net book value based on generally accepted accounting principles in the U.S., using the straight-line depreciation method (and assuming, where the Equipment is leased, that Fujitsu owns such Equipment). In addition, Spansion will pay to Fujitsu, with respect to leased Equipment identified as such on Schedule 1.6, such amounts that are incurred by Fujitsu in connection with the early termination of the lease(s) as may be mutually agreed to by the Parties, provided that Spansion’s agreement shall not be unreasonably withheld. The Equipment shall be sold on an “as is” basis, and delivery shall be made FCA (Kyushu plant), at which point title and risk of loss to the Equipment will pass to Spansion. Spansion will also bear all other reasonable costs associated with delivering the Equipment, including reasonable costs incurred in connection with de-installing the testers identified on Schedule 1.6.”

1.8 Amendment to Sections 5.1-5.3. The Title of Section 5 of the Manufacturing Services Agreement is hereby changed from “Requirement; Pricing” to “Pricing”. Sections 5.1 through 5.3 of the Manufacturing Services Agreement are hereby deleted in their entirety and replaced with the following Section 5:

“The Parties shall establish prices (“Prices”) for Services for the third Fiscal Quarter in an R6Q no later than thirty (30) days prior to the commencement of such third Fiscal Quarter, on a per product-type basis, which Prices shall be equal to Fujitsu’s good faith estimation of projected Material Costs, Labor Costs and Overhead Costs for such product-type, plus three percent (3%). The costs shall be projected in good faith by Fujitsu. Spansion shall have a period of ten (10) business days from its receipt of Fujitsu’s projection in which to object in writing to the Prices in any such projection. If Spansion does not provide Fujitsu written notice of its objection within such ten (10) business-day period, such Prices shall be deemed accepted. If Spansion does provide Fujitsu with written notice of its objection to such Prices within such ten (10) business-day period, the Parties shall meet and discuss the matter in good faith in an attempt to agree on the Prices. During such good faith discussions, the Prices set forth in the relevant projection shall apply, provided that in the event that the Parties agree to any change in Prices, such change shall apply retroactively with respect to Services ordered based on Prices set forth in such projection. In the establishment of Prices, and the timing thereof, by way of example, the Parties shall use the R6Q to be provided by Spansion during August 2005 to establish Prices for the first Fiscal Quarter of 2006, with such Prices to be established no later than thirty (30) days prior to the first day of the first Fiscal Quarter of 2006. The Parties acknowledge and agree that Prices shall be determined in this manner effective with the fourth Fiscal Quarter of 2005, using the R6Q provided in May 2005. The Parties further acknowledge and agree that Prices for the period from the commencement of the second Fiscal Quarter of 2005 to the end of the third Fiscal Quarter of 2005 shall be determined using the production forecast provided by Spansion to Fujitsu in April 2005 using the methodology set forth herein. During the establishment of the Prices, Fujitsu shall provide to Spansion its projected Material Costs, Labor Costs and Overhead Costs in reasonable detail. The aggregate amount of projected Labor Costs and Overhead Costs for any such Fiscal Quarter is referred to herein as “Projected Aggregate Labor and Overhead Costs”.”

1.9 Revision to Section 8.3. The term “Governmental Authority” in Section 8.3 of the Manufacturing Services Agreement is hereby changed to “governmental authority.”

1.10 Amendment to Section 11.1. Section 11.1 of the Manufacturing Services Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement will be effective as of the Effective Date, and will continue in full force and effect until September 30, 2006 (the “Term”), unless earlier terminated in accordance with Section 11.2 or Section 11.3; provided however, that Spansion shall have the right to terminate this Agreement in its entirety, or as it applies to any of the manufacturing processes described on Schedule 1.2.10 at any time and for any reason upon at least four (4) months’ prior written notice.”

1.11 Amendment to Section 12.3. Section 12.3 of the Manufacturing Services Agreement is hereby deleted in its entirety and replaced with the following:

“Any dispute arising under or relating to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth on Schedule 1.11 to the First Amendment to this Agreement.”

1.12 Amendment to Section 12.6. The phrase “and the Transaction Documents constitute” in Section 12.6 of the Manufacturing Services Agreement is hereby changed to “constitutes.”

2. MISCELLANEOUS TERMS

This Amendment is limited to the amendments set forth herein and is subject to the terms and conditions contained herein. Except as expressly stated herein, the Manufacturing Services Agreement between the parties is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Manufacturing Services Agreement between the parties shall be read together with this Amendment as one agreement. This Amendment may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. This Amendment shall be governed by, and construed in accordance with, California law without any reference to the conflict of law rules.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date first above written.

SPANSION LLC:	FUJITSU LIMITED:

By:	By:
Name:	Name:
Title:	Title: